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                                  FORM 12b-25

                                                            SEC File NO. 0-22936
                                                             CUSIP NO. 228429106

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


(Check One)    Form 10-KSB    Form 20-F   Form 11-K  X  Form 10-QSB   Form N-SAR
            --             --          --           ---            --
                 For Period Ended: September 30, 2000
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                 [  ] Transition Report on Form 10-KSB
                 [  ] Transition Report on Form 20-F
                 [  ] Transition Report on Form 11-K
                 [  ] Transition Report on Form 10-QSB
                 [  ] Transition Report on Form N-SAR
                 For the Transition Period Ended:____________________________

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                  VERIFIED ANY INFORMATION CONTAINED HEREIN.

    If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Crown NorthCorp. Inc.
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Full Name of Registrant

Not Applicable
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Former Name if Applicable

1251 Dublin Road
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Address of Principal Executive Office (Street and Number)

Columbus, Ohio 43215
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 X       (a)     The reasons described in reasonable detail in Part III of this
---              form could not be eliminated without unreasonable effort or expense;

 X       (b)     The subject annual report, semi-annual report, transition
---              report on Form 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report
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                 or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  _______(c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

Because the newly appointed Chief Financial Officer of the registrant, Crown NorthCorp. Inc., has determined that additional accounting entries are necessary to properly reflect a certain transaction completed in September 2000, the registrant is unable to file its Form 10-QSB for the period ending September 30, 2000 within the prescribed time period without unreasonable effort or expense.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Stephen W. Brown               614                483-1576
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                  (Name)                (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed?  If answer is no, identify report(s).   X  Yes     No
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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?       Yes   X   No
                                      ---      ---

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

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                             Crown NorthCorp. Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


November 15, 2000                  By:      /s/  Stephen W. Brown
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                                          Stephen W. Brown, Secretary



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